EXHIBIT 10

AMENDMENT TO THE ILLINOIS TOOL WORKS INC. STOCK INCENTIVE PLAN

May 5, 1995 BOD

RESOLVED:  that,

1. Section 12(g) of the Company's Stock Incentive Plan is amended, effective immediately, by adding the following sentence at the end thereof:

"Any holder of a stock incentive may elect to surrender shares of Common Stock previously issued to the holder or to have the Company withhold shares that would have otherwise been issued to the holder pursuant to the exercise of an Option or in connection with any other stock incentive, the number of such withheld or surrendered shares to be sufficient to satisfy all or a portion of the holder's income tax liability that arises upon the exercise, vesting, distribution or other event giving rise to income tax liability with respect to the stock incentive."


2. Management is authorized to do or cause to be done any and all further acts, including the execution and delivery in the name and on behalf of the Company and under its corporate seal of any certificates, instruments, documents, and filings, as such officer may, with the advice of counsel, deem necessary or desirable to carry out the purpose and intent of these resolutions relating and to comply with all legal requirements thereto.